HomeStreet, Inc. Reports Year-End and Fourth Quarter 2017 Results

SEATTLE – January 22, 2018 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $68.9 million, or $2.54 per diluted share for the year ended December 31, 2017, compared with net income of $58.2 million, or $2.34 per diluted share for the year ended December 31, 2016. Core net income(1) for the year ended December 31, 2017 was $48.4 million, or $1.79 per diluted share, compared with core net income(1) of $62.8 million, or $2.53 per diluted share for the year ended December 31, 2016. Net income was $34.9 million, or $1.29 per diluted share for the fourth quarter 2017, compared with net income of $13.8 million, or $0.51 per diluted share for the third quarter 2017, and $2.3 million, or $0.09 per diluted share for the fourth quarter 2016. Core net income(1) for the fourth quarter 2017, was $11.5 million, or $0.42 per diluted share, compared with core net income(1) of $16.6 million, or $0.61 per diluted share, for the third quarter 2017, and $2.6 million, or $0.10 per diluted share, for the fourth quarter 2016.

Key developments and 2017 results include:

•	Record net income of $42.1 million in our Commercial and Consumer Banking segment

•
Tax Cuts and Jobs Act legislation enacted in December 2017 resulted in the recognition of a one-time, non-cash tax benefit of $23.3 million for 2017; 2018 estimated consolidated effective tax rate between 21% and 22%

•	Loans held for investment grew to $4.53 billion, an increase of $680.2 million, or 18%, from $3.85 billion at year-end 2016

•	Four new retail deposit branches - three de novo branches and one acquired

Consolidated results:

•	Annualized return on average shareholders' equity was 10.20% for the year ended December 31, 2017 compared with 10.27% for the year ended December 31, 2016

▪	Annualized return on average shareholders' equity was 19.90% for the fourth quarter of 2017 compared with 8.10% for the third quarter of 2017 and 1.49% for the fourth quarter of 2016

▪
Annualized return on average shareholders' equity(1) excluding the Tax Cuts and Jobs Act legislation ("Tax Reform Act")-related benefit, restructuring-related and acquisition-related expenses, net of tax, was 7.17% for the year ended December 31, 2017 compared with 11.09% for the year ended December 31, 2016

(1) For notes on non-GAAP financial measures, see pages 11 and 33.

▪
Annualized return on average shareholders' equity(1) excluding Tax Reform Act-related benefit, restructuring-related and acquisition-related expenses, net of tax, was 6.54% for the fourth quarter of 2017 compared with 9.71% in the third quarter of 2017 and 1.67% for the fourth quarter of 2016

▪
Average interest-earning assets of $6.27 billion for the fourth quarter of 2017 increased $171.5 million, or 3%, from $6.10 billion for the third quarter of 2017 and increased $558.4 million, or 10%, from $5.71 billion for the fourth quarter of 2016.

▪	Net interest income was $194.4 million for the year ended December 31, 2017 compared with $180.0 million for the year ended December 31, 2016

▪	Net interest income was $51.1 million for the fourth quarter of 2017 compared with $50.8 million for the third quarter of 2017 and $48.1 million for the fourth quarter of 2016

▪	Noninterest income was $312.2 million for the year ended December 31, 2017 compared with $359.2 million for the year ended December 31, 2016

▪	Noninterest income was $72.8 million for the fourth quarter of 2017 compared with $83.9 million for the third quarter of 2017 and $73.2 million for the fourth quarter of 2016

Segment results:

◦	Commercial and Consumer Banking

•	Segment net income of $42.1 million for the year ended December 31, 2017 compared with $30.8 million for the year ended December 31, 2016

•	Segment core net income(1) of $46.6 million for the year ended December 31, 2017 compared with $35.4 million for the year ended December 31, 2016

▪	Segment net income of $9.4 million for the current quarter compared with $14.0 million for the third quarter of 2017 and $12.0 million for the fourth quarter of 2016

▪	Segment core net income(1) of $13.6 million for the current quarter compared with $14.2 million for the third quarter of 2017 and $12.3 million for the fourth quarter of 2016

▪	Net interest income of $174.5 million for the year ended December 31, 2017 compared with $154.0 million for the year ended December 31, 2016

▪	Net interest income of $45.9 million for the current quarter compared with $45.3 million for the third quarter of 2017 and $40.6 million for the fourth quarter of 2016

▪	Noninterest income of $42.4 million for the year ended December 31, 2017 compared with $35.7 million for the year ended December 31, 2016

▪	Noninterest income of $12.7 million for the current quarter compared with $12.0 million for the third quarter of 2017 and $13.1 million for the fourth quarter of 2016

▪	Deposits of $4.76 billion at December 31, 2017 increased $90.5 million, or 2%, from September 30, 2017 and increased $331.3 million, or 7% from December 31, 2016

▪
Nonperforming assets were $15.7 million, or 0.23% of total assets at December 31, 2017, compared to $18.8 million, or 0.28% of total assets at September 30, 2017 and $25.8 million, or 0.41% of total assets at December 31, 2016

(1) For notes on non-GAAP financial measures, see pages 11 and 33.

▪
Past due loans excluding those with U.S. government credit support were $16.2 million, or 0.37% of total such loans at December 31, 2017, compared to $18.4 million, or 0.44% of total such loans at September 30, 2017 and $21.6 million, or 0.58% of total such loans at December 31, 2016.

◦	Mortgage Banking

▪	Segment net income was $26.9 million for the year ended December 31, 2017 compared with net income of $27.4 million for the year ended December 31, 2016

▪	Segment core net income(1) was $1.8 million for the year ended December 31, 2017 compared with core net income(1) of $27.4 million for the year ended December 31, 2016.

▪	Segment net income was $25.6 million for the current quarter compared with net loss of $123 thousand for the third quarter of 2017 and net loss of $9.8 million for the fourth quarter of 2016

▪
Segment core net loss(1) was $2.1 million for the current quarter compared with core net income of $2.4 million for the third quarter of 2017 and core net loss of $9.8 million for the fourth quarter of 2016

▪	Noninterest income of $269.8 million for the year ended December 31, 2017 compared with $323.5 million for the year ended December 31, 2016

▪	Noninterest income of $60.1 million for the current quarter compared with $71.9 million for the third quarter of 2017 and $60.1 million for the fourth quarter of 2016

▪
Single family mortgage interest rate lock commitments were $1.53 billion for the fourth quarter of 2017, down 18% from $1.87 billion for the third quarter of 2017 and down 13% from $1.77 billion for the fourth quarter of 2016.

▪
Single family mortgage closed loan volume was $1.89 billion for the fourth quarter of 2017, down 7% from $2.03 billion for the third quarter of 2017 and down 25% from $2.51 billion for the fourth quarter of 2016

▪	The composite margin decreased to 329 basis points for the fourth quarter of 2017 from 342 basis points for the third quarter of 2017 and 334 basis points for the fourth quarter of 2016

▪
The portfolio of single family loans serviced for others increased to $22.63 billion at December 31, 2017, up 3% from $21.89 billion at September 30, 2017 and up 16% from $19.49 billion at December 31, 2016

(1) For notes on non-GAAP financial measures, see pages 11 and 33.

“In 2017, we continued executing on our strategy of building a regional bank with representation in major coastal markets in the Western US, and I’m very proud of the hard work and dedication of our HomeStreet employees in making this progress,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “Our Commercial and Consumer Banking segment reported record net income for 2017 driven primarily by an 18% increase in loans held for investment, all of which was from organic growth. Increased net gain on the sale of commercial real estate and SBA loans contributed to 19% growth in noninterest income during the year, and asset quality continued to be strong with nonperforming assets decreasing to 0.23% of total assets, representing our lowest absolute and relative levels of problem assets since 2006.”
“While the results of our Mortgage Banking segment continue to be adversely impacted by the limited supply of new and resale housing in many of our primary markets, as well as the seasonal production slowdown we typically experience at the end of the year, we have begun to see the benefits of the restructuring we implemented during 2017. Direct origination expenses are lower and the successful implementation of our new loan origination system during 2017 will create opportunities for additional operating efficiencies going forward. We will continue to focus on optimizing our mortgage banking capacity within our existing geographic footprint and remain committed to being a leading mortgage originator and servicer in our markets.”
“Finally, we believe that the enactment of tax reform in the fourth quarter of 2017 will help grow jobs, wages, and ultimately the economy. In the short term, as a result of a reduction in the Federal corporate income tax rate, HomeStreet recognized a one-time, non-cash income tax benefit of approximately $23.3 million at year-end 2017. Additionally, we expect that our effective tax rate, before discrete items, will decline from 31% to an estimated 21% to 22% in 2018 under this new legislation.”

Consolidated Results of Operations
Net Income
Net income in the fourth quarter of 2017 was $34.9 million, up $21.1 million, or 152% from the third quarter of 2017 and up $32.6 million, or 1,422% from the fourth quarter of 2016. This significant increase in net income was primarily due to recognition of a one-time non-cash tax benefit of $23.3 million from the revaluation of our net deferred tax liability position at December 31, 2017 at the new, lower federal corporate income tax rate of 21% from the Tax Cuts and Jobs Act legislation (the "Tax Reform Act") signed into law in December 2017. We expect this legislation will reduce our consolidated 2018 estimated tax rate to between 21% and 22%, before discrete items.
Core net income(1) in the fourth quarter of 2017 was $11.5 million, down $5.1 million, or 31% from the third quarter of 2017 and up $8.9 million, or 349% from the fourth quarter of 2016. The decrease from the third quarter of 2017 was primarily the result of lower core net income(1) in the Mortgage Banking segment primarily driven by a seasonal decrease in mortgage origination volume. The increase in core net income(1) from the fourth quarter of 2016 was primarily the result of higher net interest income mostly resulting from growth in our Commercial and Consumer Banking segment together with a decrease in salaries and related costs primarily as a result of our second and third quarter 2017 restructuring steps in our Mortgage Banking segment.
Net Interest Income
Net interest income in the fourth quarter of 2017 was $51.1 million, up $239 thousand from the third quarter of 2017 and up $3.0 million, or 6%, from the fourth quarter of 2016. The increases in net interest income from the third quarter of 2017 and the fourth quarter of 2016 were primarily due to growth in average earning assets in our Commercial and Consumer Banking segment.

Our net interest margin, on a tax equivalent basis, decreased seven basis points to 3.33% compared with 3.40% in the third quarter of 2017 and decreased nine basis points from 3.42% in the fourth quarter of 2016. The decreases from both periods were primarily due to changes in the composition and cost of interest bearing liabilities, primarily our FHLB borrowings, which increased more than the yield on earning assets.
Total average interest-earning assets in the fourth quarter of 2017 increased $171.5 million, or 3%, from the third quarter of 2017 primarily due to increases in loans held for investment in our Commercial and Consumer Banking segment. Total average interest-earning assets increased 10% from the fourth quarter of 2016 due to overall organic growth in the Company.
Noninterest Income
Noninterest income in the fourth quarter of 2017 was $72.8 million, down $11.1 million, or 13%, from $83.9 million in the third quarter of 2017 and down $420 thousand, or 1%, from $73.2 million in the fourth quarter of 2016. The decrease in noninterest income compared to the third quarter of 2017 was primarily in our Mortgage Banking segment due mainly to a $12.3 million decrease in gain on loan origination and sale activities from an 18% decrease in single family rate lock volume.
Noninterest Expense
Noninterest expense for the fourth quarter of 2017 was $106.8 million compared with $114.7 million for the third quarter of 2017 and $117.5 million for the fourth quarter of 2016. Excluding charges related to the Mortgage Banking restructuring plan and acquisition-related expenses, noninterest expense for the fourth quarter of 2017 was $107.0 million compared with $110.5 million for the third quarter of 2017 and $117.1 million for the fourth quarter of 2016.
(1) For notes on non-GAAP financial measures, see pages 11 and 33.

The decrease in noninterest expense, excluding restructuring-related and acquisition-related items, of $10.1 million, or 9%, from the fourth quarter of 2016 and $3.4 million or 3% from the third quarter of 2017 were primarily due to decreased commissions on lower closed loan volume and cost savings related to our restructuring plans implemented in the second and third quarters of 2017.
As of December 31, 2017, we had 2,419 full-time equivalent employees, a 2% net decrease from 2,463 employees as of September 30, 2017, and a 5% net decrease from 2,552 employees as of December 31, 2016. The decrease in employees compared to the prior year was primarily due to the third quarter 2017 reduction in our workforce related to our restructuring in our Mortgage Banking segment. At December 31, 2017, we had 59 total retail deposit branches, 44 primary stand-alone home loan centers and six primary commercial loan centers.
Income Taxes
The Tax Reform Act was signed into law in December 2017. We expect our 2018 estimated tax rate will fall to between 21% and 22%, before discrete items, as a result of the legislation. We also recognized a one-time non-cash tax benefit of $23.3 million from this legislation in the fourth quarter of 2017 as we revalued our December 31, 2017 net deferred tax liability position at the new federal corporate income tax rate.
For the fourth quarter of 2017, income tax benefit was $17.9 million compared with income tax expense of $5.9 million for the third quarter of 2017 and $1.1 million income tax expense for the fourth quarter of 2016.

Business Segments
Commercial and Consumer Banking Segment
Commercial and Consumer Banking segment net income was $9.4 million in the fourth quarter of 2017 compared with net income of $14.0 million in the third quarter of 2017 and net income of $12.0 million in the fourth quarter of 2016. Commercial and Consumer Banking segment core net income(1), excluding tax reform-related expense and acquisition-related costs was $13.6 million in the fourth quarter of 2017 compared with core net income(1) of $14.2 million in the third quarter of 2017 and core net income(1) of $12.3 million in the fourth quarter of 2016.

Although the Commercial and Consumer Banking segment net interest income and gain on sale income increased in the current quarter compared to the third quarter of 2017 primarily as a result of the growth of the business, core segment net income(1) declined $623 thousand compared to the third quarter of 2017. This decline was primarily due to a loss of $534 thousand realized on securities sold and the cost of an office closure of $497 thousand. The $1.2 million increase in core segment net income(1) in the current quarter compared to the fourth quarter of 2016 was primarily due to a $5.2 million increase in net interest income mostly resulting from organic growth driven higher average balances of interest-earning assets, partially offset by a $3.2 million increase in noninterest expense.
We did not record a provision for credit losses in the fourth quarter of 2017 compared to a provision of $250 thousand in the third quarter of 2017 and $350 thousand in the fourth quarter of 2016. The decrease from the third quarter of 2017 was primarily due to continued improvements in credit quality reflected in the qualitative reserves and historical loss rates combined with $921 thousand of net recoveries. The decrease from the fourth quarter of 2016 was primarily due to higher net recoveries in the fourth quarter of 2017 and lower historical loss rates compared to the fourth quarter of 2016.
(1) For notes on non-GAAP financial measures, see pages 11 and 33.

Loans Held for Investment
Loans held for investment, net of reserves, were $4.51 billion at December 31, 2017, an increase of $193.2 million, or 4%, from September 30, 2017 and an increase of $687.4 million, or 18%, from December 31, 2016. New loan commitments in the fourth quarter of 2017 totaled $746.1 million and originations totaled $478.5 million. During the quarter, new commitments included $305.4 million of consumer loans, $45.3 million of non-owner occupied commercial real estate loans, $28.6 million of owner occupied commercial real estate loans, $55.0 million of multifamily permanent loans, $28.4 million of commercial business loans and $283.5 million of construction loans, including $167.3 million in residential construction, $52.4 million in single family custom construction and $63.8 million in multifamily construction.
Asset Quality
Nonaccrual loans were $15.0 million at December 31, 2017, a decrease of $82 thousand compared to $15.1 million at September 30, 2017. Total non-performing assets decreased $3.1 million at December 31, 2017 compared to September 30, 2017 primarily due to the sale of one large commercial property in OREO for $2.8 million. Delinquent loans of $68.9 million, or 1.52% of total loans at December 31, 2017, decreased from $69.4 million, or 1.60% of total loans at September 30, 2017. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $16.2 million, or 0.37% of total non-guaranteed loans at December 31, 2017, compared to $18.4 million, or 0.44% of total non-guaranteed loans at September 30, 2017.
The allowance for loan losses was $37.8 million at December 31, 2017 compared to $37.1 million at September 30, 2017 and $34.0 million at December 31, 2016. The allowance for loan losses as a percentage of loans held for investment was 0.83%, 0.85% and 0.88% at December 31, 2017, September 30, 2017 and December 31, 2016, respectively. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 0.90% at December 31, 2017, compared with 0.93% at September 30, 2017 and 1.00% at December 31, 2016. Net recoveries in the fourth quarter of 2017 totaled $921 thousand, compared with net recoveries of $475 thousand in the third quarter of 2017 and net charge-offs of $319 thousand in the fourth quarter of 2016.
Deposits
Deposit balances were $4.76 billion at December 31, 2017 compared with $4.67 billion at September 30, 2017 and $4.43 billion at December 31, 2016. The increase from December 31, 2016 was driven primarily by increases in business money market deposits and certificates of deposit, as well as $21.5 million in deposits from the acquisition of a branch in El Cajon, California in the third quarter of 2017. The increase of $90.5 million from September 30, 2017 was primarily due to an increase in business money market deposits.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $38.7 million for the fourth quarter of 2017, compared with $37.2 million for the third quarter of 2017 and $35.5 million for the fourth quarter of 2016. The increase from the third quarter of 2017 is primarily due to the cost of an office closure of $497 thousand.
The increase from the fourth quarter of 2016 is primarily due to higher salary and occupancy related costs, primarily related to the continued growth of personnel in our commercial real estate and commercial business lending units, and the expansion of our branch banking network.

Mortgage Banking Segment
Mortgage Banking segment net income was $25.6 million in the fourth quarter of 2017, compared with a $123 thousand net loss in the third quarter of 2017 and a $9.8 million net loss in the fourth quarter of 2016. Included in net income in the fourth quarter of 2017 was a $27.5 million tax benefit related to the Tax Reform Act. Excluding tax reform-related benefit items and restructuring-related items, net of tax, in all periods, net loss was $2.1 million in the fourth quarter of 2017, compared with net income of $2.4 million in the third quarter of 2017 and $9.8 million net loss in the fourth quarter of 2016.
The $4.5 million earnings decrease, excluding tax reform-related benefit items and restructuring-related items, in the current quarter compared to the third quarter of 2017 was primarily due to lower gain on loan origination and sale activities from $337.9 million lower rate locks, partially offset by lower salary and related costs associated with the second and third quarter restructuring events.
The $7.7 million earnings improvement, excluding tax reform-related items and restructuring-related items, in the current quarter compared to the fourth quarter of 2016 was primarily due to higher servicing income from improved risk management results and lower salary and related costs mostly resulting from our second and third quarter 2017 restructuring events, partially offset by lower mortgage loan servicing income and lower gain on loan origination and sale activities from $231.2 million lower rate locks.
Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments, net of estimated fallout, totaled $1.53 billion in the fourth quarter of 2017, a decrease of $337.9 million, or 18%, from $1.87 billion in the third quarter of 2017 and a decrease of $231.2 million, or 13%, from $1.77 billion in the fourth quarter of 2016. The decrease from both periods primarily reflects the impact of a decreased supply of available housing in many of our markets, which limited our ability to originate purchase mortgages. The decrease from the third quarter also reflects a seasonal decline in home buying activity. The decrease from the fourth quarter of 2016 also reflects the impact of higher mortgage interest rates, which reduced the volume of refinance activity in the current period.
Single family closed loan volume designated for sale was $1.89 billion in the fourth quarter of 2017, down $147.4 million, or 7%, from $2.03 billion in the third quarter of 2017 and down $627.4 million, or 25%, from $2.51 billion in the fourth quarter of 2016. At December 31, 2017, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.03 billion, compared with $1.45 billion at September 30, 2017 and $1.34 billion at December 31, 2016.
Gain on single family mortgage loan origination and sale activities in the fourth quarter of 2017 was $51.3 million, a decrease of $12.7 million, or 20% from $64.0 million, in the third quarter of 2017 and a decrease of $9.7 million, or 16%, from $61.1 million, in the fourth quarter of 2016.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the fourth quarter of 2017 was 329 basis points compared with 342 basis points in the third quarter of 2017 and 334 basis points in the fourth quarter of 2016.
Loan Servicing
Single family loan servicing income in the fourth quarter of 2017 was $8.4 million, comprised of $6.6 million of net servicing income and $1.8 million of risk management results. Loan servicing income increased $1.0 million, or 14%, from income of $7.4 million in the third quarter of 2017. The increase from the prior quarter was primarily due to higher servicing income related to higher average balances of loans serviced for others.

Single family loan servicing income in the fourth quarter of 2017 increased $9.4 million from the $1.0 million loss in the fourth quarter of 2016. The increase from the fourth quarter of 2016 was primarily due to an improvement over the lower risk management results we experienced in the fourth quarter of 2016 due, in part, to a dramatic sustained increase in interest rates in a short time period resulting in asymmetrical changes in value between hedging derivatives and servicing valuations during that quarter. This market dislocation reduced the value of our hedging derivatives to a greater extent than the value increase of our mortgage servicing assets during that quarter.
Single family mortgage servicing fees collected in the fourth quarter of 2017 increased $685 thousand, or 5% from the third quarter of 2017 and increased $2.7 million, or 21%, from the fourth quarter of 2016. The increase was primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $22.63 billion at December 31, 2017 compared with $21.89 billion at September 30, 2017 and $19.49 billion at December 31, 2016.
Noninterest Expense
Mortgage Banking segment noninterest expense of $68.1 million decreased $9.4 million, or 12%, from the third quarter of 2017 and decreased $13.9 million, or 17%, from the fourth quarter of 2016. These decreases were primarily due to decreased commissions, salary and related costs on lower closed loan volume in the fourth quarter of 2017 and a $3.9 million in restructuring charge in the third quarter of 2017, with no similar restructuring charges in the other periods presented.
Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, January 23, 2018 at 1:00 p.m. ET. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and CFO, will discuss fourth quarter and year-end 2017 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10115267 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. ET.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10115267.

The information to be discussed in the conference call will be posted on the Company's web site after the market closes on Monday, January 22, 2018.
About HomeStreet
Now in its 98th year HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry and our expectations about the future regarding recent and planned growth. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the recent restructuring of our Mortgage Banking segment and to anticipate and address similar issues affecting this and our other business segment, as well as our ability to continue to strategically expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, our ability to maintain electronic and physical security of our customer data and our information systems, full our ability to recognize the benefits of the Tax Reform Act, our ability to maintain compliance with current and evolving laws and regulations, our ability to attract and retain key personnel, the uncertainty and potentially destabilizing impact on our employees and customers from the recent activity of shareholder activists, our ability to make accurate estimates of the value of our non-cash assets and liabilities, our ability to operate our business efficiently in a time of lower revenues, increases in the competition in our industry and across our markets and the extent of our success in resolving problem assets. The results of our restructuring activities in the Mortgage Banking segment may fall short of our financial and operational expectations. We may not be able to achieve the full benefit of cost efficiency programs we have previously implemented or those we may develop in the future. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, the impact of natural disasters on housing availability and the ability of our customers to meet their debt obligations, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our Company directly, our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, and updated from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2016 has been derived from our audited financial statements for the year then ended as included in our 2016 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2016, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2017 net income to the corresponding periods of fiscal 2016. We believe this information is useful to investors who are seeking to exclude the impact of the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our merger with Orange County Business Bank on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016, two retail deposit branches in Southern California on November 11, 2016 and one retail deposit branch in Southern California on September 15, 2017. We also have presented adjusted expenses, which eliminate costs incurred in connection with these acquisitions. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios, return on average tangible shareholders’ equity and tangible book value per share of common stock which are non-GAAP financial measures. Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (other than loan servicing rights) from shareholders' equity. Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain restructuring-related expenses, as well as acquisition-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Income statement data (for the period ended):
Net interest income	$51,079	$50,840	$46,868	$45,651	$48,074	$194,438	$180,049
Provision for credit losses	—	250	500	—	350	750	4,100
Noninterest income	72,801	83,884	81,008	74,461	73,221	312,154	359,150
Noninterest expense	106,838	114,697	111,244	106,874	117,539	439,653	444,322
Restructuring-related expenses (included in noninterest expense)	(260)	3,877	103	—	—	3,720	—
Acquisition-related expenses (included in noninterest expense)	72	353	177	—	401	602	7,136
Income before income taxes	17,042	19,777	16,132	13,238	3,406	66,189	90,777
Income tax (benefit) expense	(17,873)	5,938	4,923	4,255	1,112	(2,757)	32,626
Net income	$34,915	$13,839	$11,209	$8,983	$2,294	$68,946	$58,151
Basic income per common share	$1.30	$0.51	$0.42	$0.33	$0.09	$2.57	$2.36
Diluted income per common share	$1.29	$0.51	$0.41	$0.33	$0.09	$2.54	$2.34
Common shares outstanding	26,888,288	26,884,402	26,874,871	26,862,744	26,800,183	26,888,288	26,800,183
Weighted average number of shares outstanding:
Basic	26,887,611	26,883,392	26,866,230	26,821,396	25,267,909	26,864,657	24,615,990
Diluted	27,136,977	27,089,040	27,084,608	27,057,449	25,588,691	27,092,019	24,843,683
Shareholders' equity per share	$26.20	$24.98	$24.40	$23.86	$23.48	$26.20	$23.48
Tangible book value per share (1)	$25.09	$23.86	$23.30	$22.73	$22.33	$25.09	$22.33

Financial position (at period end):
Cash and cash equivalents	$72,718	$55,050	$54,447	$61,492	$53,932	$72,718	$53,932
Investment securities	904,304	919,459	936,522	1,185,654	1,043,851	904,304	1,043,851
Loans held for sale	610,902	851,126	784,556	537,959	714,559	610,902	714,559
Loans held for investment, net	4,506,466	4,313,225	4,156,424	3,957,959	3,819,027	4,506,466	3,819,027
Loan servicing rights	284,653	268,072	258,222	257,421	245,860	284,653	245,860
Other real estate owned	664	3,704	4,597	5,646	5,243	664	5,243
Total assets	6,742,041	6,796,346	6,586,557	6,401,143	6,243,700	6,742,041	6,243,700
Deposits	4,760,952	4,670,486	4,747,771	4,595,809	4,429,701	4,760,952	4,429,701
Federal Home Loan Bank advances	979,201	1,135,245	867,290	862,335	868,379	979,201	868,379
Shareholders’ equity	$704,380	$671,469	$655,841	$640,919	$629,284	$704,380	$629,284

Financial position (averages):
Investment securities	$929,995	$925,545	$1,089,552	$1,153,248	$962,504	$1,023,702	$834,671
Loans held for investment	4,429,777	4,242,795	4,119,825	3,914,537	3,823,253	4,178,326	3,668,263
Total interest-earning assets	6,269,600	6,098,054	5,837,917	5,782,061	5,711,154	5,998,521	5,307,118
Total interest-bearing deposits	3,581,911	3,622,606	3,652,036	3,496,190	3,413,311	3,588,515	3,145,137
Federal Home Loan Bank advances	1,264,893	1,034,634	872,019	975,914	938,342	1,037,650	942,593
Federal funds purchased and securities sold under agreements to repurchase	8,828	272	4,804	978	951	3,732	803
Total interest-bearing liabilities	4,980,926	4,783,142	4,654,064	4,598,243	4,477,732	4,755,221	4,189,582
Shareholders’ equity	$701,849	$683,186	$668,377	$649,439	$616,497	$675,877	$566,148
Other data:
Full-time equivalent employees (ending)	2,419	2,463	2,542	2,581	2,552	2,419	2,552

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Financial performance:
Return on average shareholders’ equity(2)	19.90%	8.10%	6.71%	5.53%	1.49%	10.20%	10.27%
Return on average shareholders’ equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(1)(2)	6.54%	9.71%	6.82%	5.53%	1.67%	7.17%	11.09%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (1)	6.83%	10.15%	7.14%	5.81%	1.74%	7.50%	11.68%
Return on average assets	2.03%	0.83%	0.70%	0.57%	0.15%	1.05%	1.01%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(1)	0.67%	0.99%	0.71%	0.57%	0.16%	0.73%	1.09%
Net interest margin (3)	3.33%	3.40%	3.29%	3.23%	3.42%	3.31%	3.45%
Efficiency ratio (4)	86.24%	85.13%	86.99%	88.98%	96.90%	86.79%	82.40%
Core efficiency ratio (1)(5)	86.39%	82.00%	86.77%	88.98%	96.57%	85.93%	81.08%
Asset quality:
Allowance for credit losses	$39,116	$38,195	$37,470	$36,042	$35,264	$39,116	$35,264
Allowance for loan losses/total loans(6)	0.83%	0.85%	0.86%	0.87%	0.88%	0.83%	0.88%
Allowance for loan losses/nonaccrual loans	251.63%	245.02%	233.50%	185.99%	165.52%	251.63%	165.52%
Total nonaccrual loans(7)(8)	$15,041	$15,123	$15,476	$18,676	$20,542	$15,041	$20,542
Nonaccrual loans/total loans	0.33%	0.35%	0.37%	0.47%	0.53%	0.33%	0.53%
Other real estate owned	$664	$3,704	$4,597	$5,646	$5,243	$664	$5,243
Total nonperforming assets(8)	$15,705	$18,827	$20,073	$24,322	$25,785	$15,705	$25,785
Nonperforming assets/total assets	0.23%	0.28%	0.30%	0.38%	0.41%	0.23%	0.41%
Net (recoveries) charge offs	$(921)	$(475)	$(928)	$(778)	$319	$(3,102)	$(505)

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Year Ended
(dollars in thousands, except share data)	Dec. 31, 2017		Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	December 31, 2017		December 31, 2016

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.67%	(9)	9.86%	10.13%	9.98%	10.26%	9.67%	(9)	10.26%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.27%	(9)	12.88%	13.23%	13.25%	13.92%	13.27%	(9)	13.92%
Tier 1 risk-based capital (to risk-weighted assets)	13.27%	(9)	12.88%	13.23%	13.25%	13.92%	13.27%	(9)	13.92%
Total risk-based capital (to risk-weighted assets)	14.07%	(9)	13.65%	14.01%	14.02%	14.69%	14.07%	(9)	14.69%
Risk-weighted assets	$4,895,426		$5,014,437	$4,814,330	$4,680,840	$4,569,227	$4,895,426		$4,569,227
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.12%	(9)	9.33%	9.55%	9.45%	9.78%	9.12%	(9)	9.78%
Tier 1 common equity risk-based capital (to risk-weighted assets)	9.90%	(9)	9.77%	10.01%	9.96%	10.54%	9.90%	(9)	10.54%
Tier 1 risk-based capital (to risk-weighted assets)	10.96%	(9)	10.81%	11.10%	11.07%	11.66%	10.96%	(9)	11.66%
Total risk-based capital (to risk-weighted assets)	11.66%	(9)	11.48%	11.79%	11.74%	12.34%	11.66%	(9)	12.34%
Risk-weighted assets	$5,608,583		$5,678,249	$5,434,895	$5,331,674	$5,221,455	$5,608,583		$5,221,455

(1)
Tangible equity ratios, tangible book value per share of common stock, return on average shareholders' equity, return on average assets and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders excluding acquisition-related expenses (net of tax) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.90%, 0.93%, 0.95%, 0.97% and 1.00% at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $1.9 million, $1.4 million, $732 thousand, $750 thousand and $1.9 million of nonperforming loans guaranteed by the SBA at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

(9)	Regulatory capital ratios at December 31, 2017 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		%	Year Ended December 31,		%
(in thousands, except share data)	2017	2016	Change	2017	2016	Change

Interest income:
Loans	$58,112	$50,919	14%	$215,363	$190,667	13%
Investment securities	5,438	5,863	(7)	21,753	18,394	18
Other	136	80	70	567	476	19
	63,686	56,862	12	237,683	209,537	13
Interest expense:
Deposits	6,402	5,629	14	23,912	19,009	26
Federal Home Loan Bank advances	4,415	1,544	186	12,589	6,030	109
Federal funds purchased and securities sold under agreements to repurchase	—	2	(100)	5	4	25
Long-term debt	1,554	1,469	6	6,067	4,043	50
Other	236	144	64	672	402	67
	12,607	8,788	43	43,245	29,488	47
Net interest income	51,079	48,074	6	194,438	180,049	8
Provision for credit losses	—	350	(100)	750	4,100	(82)
Net interest income after provision for credit losses	51,079	47,724	7	193,688	175,949	10
Noninterest income:
Net gain on loan origination and sale activities	58,677	67,820	(13)	255,876	307,313	(17)
Loan servicing income (loss)	9,099	(271)	(3,458)	35,384	33,059	7
(Loss) income from WMS Series LLC	(159)	(141)	13	598	2,333	(74)
Depositor and other retail banking fees	1,915	1,799	6	7,221	6,790	6
Insurance agency commissions	472	414	14	1,904	1,619	18
(Loss) gain on sale of investment securities available for sale	(399)	2,394	(117)	489	2,539	(81)
Other	3,196	1,206	165	10,682	5,497	94
	72,801	73,221	(1)	312,154	359,150	(13)
Noninterest expense:
Salaries and related costs	70,798	81,739	(13)	293,870	303,354	(3)
General and administrative	15,889	15,996	(1)	65,036	63,206	3
Amortization of core deposit intangibles	233	530	(56)	1,710	2,166	(21)
Legal	748	180	316	1,410	1,867	(24)
Consulting	724	719	1	3,467	4,958	(30)
Federal Deposit Insurance Corporation assessments	967	995	(3)	3,279	3,414	(4)
Occupancy	8,788	8,122	8	38,268	30,530	25
Information services	8,563	9,206	(7)	33,143	33,063	—
Net cost (benefit) from operation and sale of other real estate owned	128	52	146	(530)	1,764	(130)
	106,838	117,539	(9)	439,653	444,322	(1)
Income before income taxes	17,042	3,406	400	66,189	90,777	(27)
Income tax (benefit) expense	(17,873)	1,112	(1,707)	(2,757)	32,626	(108)
NET INCOME	$34,915	$2,294	1,422	$68,946	$58,151	19

Basic income per share	$1.30	$0.09	1,344	$2.57	$2.36	9
Diluted income per share	$1.29	$0.09	1,333	$2.54	$2.34	9
Basic weighted average number of shares outstanding	26,887,611	25,267,909	6	26,864,657	24,615,990	9
Diluted weighted average number of shares outstanding	27,136,977	25,588,691	6	27,092,019	24,843,683	9

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	Dec. 31, 2017	Sept. 30, 2017		June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Interest income:
Loans	$58,112	$56,547		$51,198	$49,506	$50,919
Investment securities	5,438	5,264		5,419	5,632	5,863
Other	136	170		125	136	80
	63,686	61,981		56,742	55,274	56,862
Interest expense:
Deposits	6,402	6,020		5,867	5,623	5,629
Federal Home Loan Bank advances	4,415	3,405		2,368	2,401	1,544
Federal funds purchased and securities sold under agreements to repurchase	—	—		5	—	2
Long-term debt	1,554	1,520		1,514	1,479	1,469
Other	236	196		120	120	144
	12,607	11,141		9,874	9,623	8,788
Net interest income	51,079	50,840		46,868	45,651	48,074
Provision for credit losses	—	250		500	—	350
Net interest income after provision for credit losses	51,079	50,590		46,368	45,651	47,724
Noninterest income:
Net gain on loan origination and sale activities	58,677	71,010		65,908	60,281	67,820
Loan servicing income (loss)	9,099	8,282		8,764	9,239	(271)
(Loss) income from WMS Series LLC	(159)	166		406	185	(141)
Depositor and other retail banking fees	1,915	1,839		1,811	1,656	1,799
Insurance agency commissions	472	535		501	396	414
(Loss) gain on sale of investment securities available for sale	(399)	331		551	6	2,394
Other	3,196	1,721		3,067	2,698	1,206
	72,801	83,884		81,008	74,461	73,221
Noninterest expense:
Salaries and related costs	70,798	75,374		76,390	71,308	81,739
General and administrative	15,889	16,147		15,872	17,128	15,996
Amortization of core deposit intangibles	233	470		493	514	530
Legal	748	352		150	160	180
Consulting	724	914		771	1,058	719
Federal Deposit Insurance Corporation assessments	967	791		697	824	995
Occupancy	8,788	12,391	(1)	8,880	8,209	8,122
Information services	8,563	8,760		8,172	7,648	9,206
Net cost (benefit) from operation and sale of other real estate owned	128	(502)		(181)	25	52
	106,838	114,697		111,244	106,874	117,539
Income before income taxes	17,042	19,777		16,132	13,238	3,406
Income tax (benefit) expense	(17,873)	5,938		4,923	4,255	1,112
NET INCOME	$34,915	$13,839		$11,209	$8,983	$2,294

Basic income per share	$1.30	$0.51		$0.42	$0.33	$0.09
Diluted income per share	$1.29	$0.51		$0.41	$0.33	$0.09
Basic weighted average number of shares outstanding	26,887,611	26,883,392		26,866,230	26,821,396	25,267,909
Diluted weighted average number of shares outstanding	27,136,977	27,089,040		27,084,608	27,057,449	25,588,691

(1)	Third quarter occupancy expense includes approximately $3 million of a pretax charge related to the Mortgage Banking restructuring plan.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Dec. 31, 2017	Dec. 31, 2016	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $32,262 and $34,615)	$72,718	$53,932	35%
Investment securities (includes $846,268 and $993,990 carried at fair value)	904,304	1,043,851	(13)
Loans held for sale (includes $577,313 and $656,334 carried at fair value)	610,902	714,559	(15)
Loans held for investment (net of allowance for loan losses of $37,847 and $34,001; includes $5,477 and $17,988 carried at fair value)	4,506,466	3,819,027	18
Mortgage servicing rights (includes $258,560 and $226,113 carried at fair value)	284,653	245,860	16
Other real estate owned	664	5,243	(87)
Federal Home Loan Bank stock, at cost	46,639	40,347	16
Premises and equipment, net	104,654	77,636	35
Goodwill	22,564	22,175	2
Other assets	188,477	221,070	(15)
Total assets	$6,742,041	$6,243,700	8
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,760,952	$4,429,701	7
Federal Home Loan Bank advances	979,201	868,379	13
Accounts payable and other liabilities	172,234	191,189	(10)
Long-term debt	125,274	125,147	—
Total liabilities	6,037,661	5,614,416	8
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 26,888,288 shares and 26,800,183 shares	511	511	—
Additional paid-in capital	339,009	336,149	1
Retained earnings	371,982	303,036	23
Accumulated other comprehensive loss	(7,122)	(10,412)	(32)
Total shareholders’ equity	704,380	629,284	12
Total liabilities and shareholders’ equity	$6,742,041	$6,243,700	8

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Assets:
Cash and cash equivalents	$72,718	$55,050	$54,447	$61,492	$53,932
Investment securities	904,304	919,459	936,522	1,185,654	1,043,851
Loans held for sale	610,902	851,126	784,556	537,959	714,559
Loans held for investment, net	4,506,466	4,313,225	4,156,424	3,957,959	3,819,027
Mortgage servicing rights	284,653	268,072	258,222	257,421	245,860
Other real estate owned	664	3,704	4,597	5,646	5,243
Federal Home Loan Bank stock, at cost	46,639	52,486	41,769	41,656	40,347
Premises and equipment, net	104,654	104,389	101,797	97,349	77,636
Goodwill	22,564	22,564	22,175	22,175	22,175
Other assets	188,477	206,271	226,048	233,832	221,070
Total assets	$6,742,041	$6,796,346	$6,586,557	$6,401,143	$6,243,700
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,760,952	$4,670,486	$4,747,771	$4,595,809	$4,429,701
Federal Home Loan Bank advances	979,201	1,135,245	867,290	862,335	868,379
Accounts payable and other liabilities	172,234	193,866	190,421	176,891	191,189
Long-term debt	125,274	125,280	125,234	125,189	125,147
Total liabilities	6,037,661	6,124,877	5,930,716	5,760,224	5,614,416
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	339,009	338,283	337,515	336,875	336,149
Retained earnings	371,982	337,067	323,228	312,019	303,036
Accumulated other comprehensive loss	(7,122)	(4,392)	(5,413)	(8,486)	(10,412)
Total shareholders’ equity	704,380	671,469	655,841	640,919	629,284
Total liabilities and shareholders’ equity	$6,742,041	$6,796,346	$6,586,557	$6,401,143	$6,243,700

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended December 31,
	2017			2016
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$74,697	$136	0.72%	$43,145	$79	0.73%
Investment securities	929,995	6,459	2.78%	962,504	6,806	2.82%
Loans held for sale	835,131	8,473	4.05%	882,252	8,329	3.78%
Loans held for investment	4,429,777	49,925	4.47%	3,823,253	42,620	4.43%
Total interest-earning assets	6,269,600	64,993	4.12%	5,711,154	57,834	4.03%
Noninterest-earning assets (2)	618,512			535,092
Total assets	$6,888,112			$6,246,246
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$474,804	$484	0.40%	$458,058	$485	0.42%
Savings accounts	300,203	246	0.33%	301,477	259	0.34%
Money market accounts	1,586,999	2,332	0.58%	1,553,197	2,323	0.60%
Certificate accounts	1,219,905	3,544	1.15%	1,100,579	2,706	0.98%
Total interest-bearing deposits	3,581,911	6,606	0.73%	3,413,311	5,773	0.67%
Federal Home Loan Bank advances	1,264,893	4,416	1.38%	938,342	1,544	0.65%
Federal funds purchased and securities sold under agreements to repurchase	8,828	30	1.37%	951	2	0.73%
Long-term debt	125,294	1,554	4.92%	125,128	1,469	4.67%
Total interest-bearing liabilities	4,980,926	12,606	1.00%	4,477,732	8,788	0.78%
Noninterest-bearing liabilities	1,205,337			1,152,017
Total liabilities	6,186,263			5,629,749
Shareholders’ equity	701,849			616,497
Total liabilities and shareholders’ equity	$6,888,112			$6,246,246
Net interest income (3)		$52,387			$49,046
Net interest spread			3.12%			3.25%
Impact of noninterest-bearing sources			0.21%			0.17%
Net interest margin			3.33%			3.42%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.3 million and $972 thousand for the quarters ended December 31, 2017 and December 31, 2016, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Year Ended December 31,
	2017			2016
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$85,430	$567	0.67%	$39,962	$254	0.63%
Investment securities	1,023,702	25,810	2.54%	834,671	21,611	2.57%
Loans held for sale	711,063	28,732	4.05%	764,222	28,581	3.76%
Loans held for investment	4,178,326	187,281	4.46%	3,668,263	162,206	4.40%
Total interest-earning assets	5,998,521	242,390	4.03%	5,307,118	212,652	4.00%
Noninterest-earning assets (2)	591,561			470,021
Total assets	$6,590,082			$5,777,139
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$477,635	$1,964	0.41%	$450,838	$1,950	0.43%
Savings accounts	306,151	1,013	0.33%	299,502	1,029	0.34%
Money market accounts	1,579,115	8,533	0.54%	1,370,256	7,344	0.53%
Certificate accounts	1,225,614	13,028	1.06%	1,024,541	9,086	0.88%
Total interest-bearing deposits	3,588,515	24,538	0.68%	3,145,137	19,409	0.61%
Federal Home Loan Bank advances	1,037,650	12,589	1.19%	942,593	6,030	0.64%
Federal funds purchased and securities sold under agreements to repurchase	3,732	48	1.20%	803	6	0.40%
Long-term debt	125,228	6,067	4.83%	101,049	4,043	3.73%
Other borrowing	96	3	0.89%	—	—	—%
Total interest-bearing liabilities	4,755,221	43,245	0.91%	4,189,582	29,488	0.70%
Noninterest-bearing liabilities	1,158,984			1,021,409
Total liabilities	5,914,205			5,210,991
Shareholders’ equity	675,877			566,148
Total liabilities and shareholders’ equity	$6,590,082			$5,777,139
Net interest income (3)		$199,145			$183,164
Net interest spread			3.12%			3.30%
Impact of noninterest-bearing sources			0.19%			0.15%
Net interest margin			3.31%			3.45%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $4.7 million and $3.1 million for the years ended December 31, 2017 and December 31, 2016, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended							Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017		Dec. 31, 2016		Dec. 31, 2017	Dec. 31, 2016

Net interest income	$45,876	$45,314	$42,448	$40,904		$40,637		$174,542	$154,015
Provision for credit losses	—	250	500	—		350		750	4,100
Noninterest income	12,697	11,962	8,276	9,425		13,087		42,360	35,682
Noninterest expense	38,716	37,160	36,631	36,470		35,482		148,977	138,385
Income before income taxes	19,857	19,866	13,593	13,859		17,892		67,175	47,212
Income tax expense	10,496	5,904	4,147	4,567		5,846		25,114	16,412
Net income	$9,361	$13,962	$9,446	$9,292		$12,046		$42,061	$30,800

Net income, excluding income tax reform-related expense and acquisition-related expenses (net of tax)(1)	$13,568	$14,191	$9,561	$9,292		$12,307		$46,612	$35,438
Efficiency ratio (2)	66.10%	64.88%	72.22%	72.46%		66.04%		68.68%	72.95%
Core efficiency ratio (1)(3)	65.98%	64.26%	71.87%	72.46%		65.30%		68.41%	69.19%
Full-time equivalent employees (ending)	1,068	1,071	1,055	1,022		998		1,068	998

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$115,419	$109,994	$58,343	$57,552		$94,725		$341,308	$325,851
SBA	$7,351	$18,734	$6,126	$6,798		$3,008		$39,009	$13,730
Loans sold
Multifamily DUS ® (4)	$132,848	$102,075	$35,312	$76,849		$85,594		$347,084	$301,442
SBA	$4,356	$11,318	$3,532	$7,635		$3,864		$26,841	$17,308
CRE Non-DUS (5)	$180,810	$114,175	$21,163	$5,551	(6)	$71,136	(7)	$321,699	$150,903	(7)

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$4,425	$4,152	$1,273	$3,360		$3,518		$13,210	$11,397
SBA	465	1,056	316	602		328		2,439	1,414
CRE Non-DUS (5)	2,446	1,789	143	—		2,903	(8)	4,378	4,059	(8)
	$7,336	$6,997	$1,732	$3,962		$6,749		$20,027	$16,870

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding tax reform-related expense and acquisition-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 33 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Loans originated as Held for Investment.

(6)	Balance represents termination of participation agreement.

(7)	Includes $67.0 million of single family portfolio loan sales in 2016.

(8)	Includes $2.8 million net gain on sale of single family portfolio loan during the fourth quarter of 2016.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Commercial
Multifamily DUS ®	$1,311,399	$1,213,459	$1,135,722	$1,140,414	$1,108,040
Other	79,797	78,674	75,336	73,832	69,323
Total commercial loans serviced for others	$1,391,196	$1,292,133	$1,211,058	$1,214,246	$1,177,363

Commercial Loan Servicing Income

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Servicing income, net:
Servicing fees and other	$2,081	$1,690	$1,652	$1,840	$1,402	$7,263	$8,495
Amortization of capitalized MSRs	(1,429)	(811)	(761)	(931)	(689)	(3,932)	(2,635)
Commercial loan servicing income	$652	$879	$891	$909	$713	$3,331	$5,860

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Beginning balance	$23,966	$21,600	$21,424	$19,747	$17,591
Originations	3,193	3,177	937	2,608	2,845
Amortization	(1,066)	(811)	(761)	(931)	(689)
Ending balance	$26,093	$23,966	$21,600	$21,424	$19,747
Ratio of MSR carrying value to related loans serviced for others	1.97%	1.96%	1.89%	1.86%	1.77%
MSR servicing fee multiple (1)	4.12	4.02	3.95	3.94	3.84
Weighted-average note rate (loans serviced for others)	4.36%	4.41%	4.42%	4.45%	4.52%
Weighted-average servicing fee (loans serviced for others)	0.48%	0.49%	0.48%	0.47%	0.46%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Available for sale:
Mortgage-backed securities:
Residential	$130,090	$152,362	$150,935	$174,060	$177,074
Commercial	23,694	20,214	23,381	29,476	25,536
Municipal bonds	388,452	369,278	372,729	619,934	467,673
Collateralized mortgage obligations:
Residential	160,424	184,936	184,695	182,037	191,201
Commercial	98,569	86,817	76,230	69,144	70,764
Corporate debt securities	24,737	28,731	30,218	51,075	51,122
U.S. Treasury Securities	10,652	10,750	10,740	10,663	10,620
Agency Debentures	9,650	9,763	35,338	—	—
Total available for sale	$846,268	$862,851	$884,266	$1,136,389	$993,990
Held to maturity	58,036	56,608	52,256	49,265	49,861
	$904,304	$919,459	$936,522	$1,185,654	$1,043,851
Weighted average duration in years
Available for sale	5.7	4.9	4.6	3.6	4.2

Five Quarter Loans Held for Investment

(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Consumer loans
Single family (1)	$1,381,366	$1,269,484	$1,148,229	$1,100,215	$1,083,822
Home equity and other	453,489	436,755	414,506	380,869	359,874
Total consumer	1,834,855	1,706,239	1,562,735	1,481,084	1,443,696
Commercial real estate loans
Non-owner occupied commercial real estate	622,782	651,048	617,382	599,590	588,672
Multifamily	728,037	747,171	780,602	748,333	674,219
Construction/land development	687,631	653,132	648,672	611,150	636,320
Total commercial real estate	2,038,450	2,051,351	2,046,656	1,959,073	1,899,211
Commercial and industrial loans
Owner occupied commercial real estate	391,613	335,373	324,740	323,262	282,891
Commercial business	264,709	245,859	248,908	222,761	223,653
Total commercial and industrial loans	656,322	581,232	573,648	546,023	506,544
Total loans before allowance, net deferred loan fees and costs	4,529,627	4,338,822	4,183,039	3,986,180	3,849,451
Net deferred loan fees and costs	14,686	11,458	9,521	6,514	3,577
	4,544,313	4,350,280	4,192,560	3,992,694	3,853,028
Allowance for loan losses	(37,847)	(37,055)	(36,136)	(34,735)	(34,001)
	$4,506,466	$4,313,225	$4,156,424	$3,957,959	$3,819,027

(1)
Includes $5.5 million, $5.5 million, $5.1 million, $19.0 million and $18.0 million of single family loans that are carried at fair value at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Loans - beginning balance	$4,338,822	$4,183,039	$3,986,180	$3,849,451	$3,796,179
Originations	478,535	515,351	508,263	355,684	425,499
Purchases and advances	339,314	196,275	228,753	186,178	159,226
Payoffs, paydowns, sales and other	(626,791)	(555,611)	(540,019)	(404,385)	(530,223)
Charge-offs and transfers to OREO	(253)	(232)	(138)	(748)	(1,230)
Loans - ending balance	$4,529,627	$4,338,822	$4,183,039	$3,986,180	$3,849,451

Net change - loans outstanding	$190,805	$155,783	$196,859	$136,729	$53,272

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Beginning balance	$38,195	$37,470	$36,042	$35,264	$35,233
Provision for credit losses	—	250	500	—	350
Recoveries, net of (charge-offs)	921	475	928	778	(319)
Ending balance	$39,116	$38,195	$37,470	$36,042	$35,264
Components:
Allowance for loan losses	$37,847	$37,055	$36,136	$34,735	$34,001
Allowance for unfunded commitments	1,269	1,140	1,334	1,307	1,263
Allowance for credit losses	$39,116	$38,195	$37,470	$36,042	$35,264

Allowance as a % of loans held for investment(1) (2)	0.83%	0.85%	0.86%	0.87%	0.88%
Allowance as a % of nonaccrual loans	251.63%	245.02%	233.50%	185.99%	165.52%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.90%, 0.93%, 0.95%, 0.97% and 1.00% at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Beginning balance	$18,827	$20,073	$24,322	$25,785	$32,361
Additions	1,425	2,231	1,009	5,481	3,137
Reductions:
Gross charge-offs	(234)	(18)	(103)	(45)	(826)
OREO sales	(3,014)	(860)	(1,162)	(622)	(2,001)
OREO writedowns and other adjustments	(26)	(33)	—	—	—
Principal paydowns, payoff advances, equity adjustments	(406)	(2,045)	(1,541)	(3,759)	(5,700)
Transferred back to accrual status	(867)	(521)	(2,452)	(2,518)	(1,186)
Total reductions	(4,547)	(3,477)	(5,258)	(6,944)	(9,713)
Net reductions	(3,122)	(1,246)	(4,249)	(1,463)	(6,576)
Ending balance(1)	$15,705	$18,827	$20,073	$24,322	$25,785

(1)
Includes $1.9 million, $1.4 million, $732 thousand, $750 thousand and $1.9 million of nonperforming loans guaranteed by the SBA at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

Five Quarter Nonperforming Assets

(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Nonaccrual loans	$15,041	$15,123	$15,476	$18,676	$20,542
Other real estate owned	664	3,704	4,597	5,646	5,243
Total nonperforming assets(1)	$15,705	$18,827	$20,073	$24,322	$25,785
Nonaccrual loans as a % of total loans	0.33%	0.35%	0.37%	0.47%	0.53%
Nonperforming assets as a % of total assets	0.23%	0.28%	0.30%	0.38%	0.41%

(1)
Includes $1.9 million, $1.4 million, $732 thousand, $750 thousand and $1.9 million of nonperforming loans guaranteed by the SBA at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

December 31, 2017
Total loans held for investment	$12,261	$4,457	$52,212	$68,930	$4,460,697	$4,529,627
Less: FHA/VA loans(1)	9,431	4,267	37,171	50,869	65,586	116,455
Less: guaranteed portion of SBA loans(2)	—	—	1,856	1,856	6,136	7,992
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,830	$190	$13,185	$16,205	$4,388,975	$4,405,180
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.30%	0.37%	99.63%	100.00%

December 31, 2016
Total loans held for investment	$4,834	$6,106	$61,388	$72,328	$3,777,123	$3,849,451
Less: FHA/VA loans(1)	3,773	4,219	40,846	48,838	55,393	104,231
Less: guaranteed portion of SBA loans(2)	—	—	1,935	1,935	5,652	7,587
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,061	$1,887	$18,607	$21,555	$3,716,078	$3,737,633
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.05%	0.50%	0.58%	99.42%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Accrual (1)	$73,023	$77,762	$81,886	$81,555	$76,581
Nonaccrual	2,549	2,781	3,511	3,162	4,874
Total TDRs	$75,572	$80,543	$85,397	$84,717	$81,455

(1)
Includes single family consumer loan balances insured by the FHA or guaranteed by the VA of $46.7 million, $45.5 million, $41.8 million, $39.7 million and $35.1 million at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively.

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Recorded investment of re-defaults(1)	$891	$1,743	$1,382	$270	$653

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$579,504	$587,994	$572,734	$581,101	$537,651
Interest-bearing transaction and savings deposits:
NOW accounts	461,349	528,679	541,592	514,271	468,812
Statement savings accounts due on demand	293,858	308,217	311,202	310,813	301,361
Money market accounts due on demand	1,834,154	1,563,921	1,587,741	1,579,957	1,603,141
Total interest-bearing transaction and savings deposits	2,589,361	2,400,817	2,440,535	2,405,041	2,373,314
Total transaction and savings deposits	3,168,865	2,988,811	3,013,269	2,986,142	2,910,965
Certificates of deposit	1,190,689	1,182,244	1,291,935	1,211,507	1,091,558
Noninterest-bearing accounts - other	401,398	499,431	442,567	398,160	427,178
Total deposits	$4,760,952	$4,670,486	$4,747,771	$4,595,809	$4,429,701

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.2%	12.6%	12.1%	12.6%	12.1%
Interest-bearing transaction and savings deposits:
NOW accounts	9.7	11.3	11.4	11.2	10.6
Statement savings accounts, due on demand	6.2	6.6	6.6	6.8	6.8
Money market accounts, due on demand	38.5	33.5	33.4	34.4	36.2
Total interest-bearing transaction and savings deposits	54.4	51.4	51.4	52.4	53.6
Total transaction and savings deposits	66.6	64.0	63.5	65.0	65.7
Certificates of deposit	25.0	25.3	27.2	26.4	24.6
Noninterest-bearing accounts - other	8.4	10.7	9.3	8.6	9.7
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Net interest income	$5,203	$5,526	$4,420	$4,747	$7,437	$19,896	$26,034
Noninterest income	60,104	71,922	72,732	65,036	60,134	269,794	323,468
Noninterest expense	68,122	77,537	74,613	70,404	82,057	290,676	305,937
(Loss) income before income taxes	(2,815)	(89)	2,539	(621)	(14,486)	(986)	43,565
Income tax (benefit) expense	(28,369)	34	776	(312)	(4,734)	(27,871)	16,214
Net income (loss)	$25,554	$(123)	$1,763	$(309)	$(9,752)	$26,885	$27,351

Net (loss) income, excluding income tax reform-related benefit and restructuring-related expenses (1)	$(2,101)	$2,397	$1,830	$(309)	$(9,752)	$1,817	$27,351

Efficiency ratio (2)	104.31%	100.11%	96.71%	100.89%	121.44%	100.34%	87.54%
Core efficiency ratio (1)(3)	104.71%	95.11%	96.58%	100.89%	121.44%	99.06%	87.54%
Full-time equivalent employees (ending)	1,351	1,392	1,487	1,558	1,554	1,351	1,554

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (4)(5)	$1,887,290	$2,034,715	$2,011,127	$1,621,053	$2,514,657	$7,554,185	$8,997,347
Single family mortgage interest rate lock commitments	$1,534,783	$1,872,645	$1,950,427	$1,622,622	$1,765,942	$6,980,477	$8,620,976
Single family mortgage loans sold(4)	$2,004,583	$1,956,129	$1,808,500	$1,739,737	$2,651,022	$7,508,949	$8,785,412

(1)
Mortgage Banking segment net income and core efficiency ratios, excluding tax reform- related benefits, and restructuring-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 33 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding tax reform-related benefits and restructuring related charges.

(4)
Includes loans originated by WMS Series LLC and purchased by HomeStreet and brokered loans where HomeStreet receives fee income but does not fund the loan on its balance sheet or sell it into the secondary market.

(5)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Gain on Sale to the Secondary Market

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Gain on loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$44,479	$56,657	$57,353	$50,538	$52,719	$209,027	$260,477
Loan origination fees	6,862	7,356	6,823	5,781	8,352	26,822	29,966
Total mortgage banking gain on loan origination and sale activities(1)	$51,341	$64,013	$64,176	$56,319	$61,071	$235,849	$290,443

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	290	303	294	312	299	300	302
Loan origination fees / retail mortgage originations(4)	39	39	37	37	35	38	36
Composite Margin	329	342	331	349	334	338	338

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Servicing income, net:
Servicing fees and other	$15,475	$14,790	$14,325	$14,339	$12,792	$58,929	$48,040
Changes in fair value of single family MSRs due to amortization (1)	(8,855)	(9,167)	(8,909)	(8,520)	(9,365)	(35,451)	(33,305)
	6,620	5,623	5,416	5,819	3,427	23,478	14,735
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	4,155	(1,027)	(6,417)	2,132	57,379	(1,157)	20,025
Net (loss) gain from derivatives economically hedging MSR	(2,328)	2,807	8,874	379	(61,790)	9,732	(4,680)
	1,827	1,780	2,457	2,511	(4,411)	8,575	15,345
Mortgage Banking servicing income (loss)	$8,447	$7,403	$7,873	$8,330	$(984)	$32,053	$30,080

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Single family
U.S. government and agency	$22,123,710	$21,378,395	$20,574,300	$19,760,612	$18,931,835
Other	507,437	513,858	530,308	542,557	556,621
Total single family loans serviced for others	$22,631,147	$21,892,253	$21,104,608	$20,303,169	$19,488,456

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Beginning balance	$244,106	$236,621	$235,997	$226,113	$149,910
Additions and amortization:
Originations	19,154	17,679	15,748	15,918	27,796
Purchases	—	—	211	354	393
Changes due to amortization (1)	(8,855)	(9,167)	(8,909)	(8,520)	(9,365)
Net additions and amortization	10,299	8,512	7,050	7,752	18,824
Changes in fair value due to changes in model inputs and/or assumptions (2)	4,155	(1,027)	(6,426)	2,132	57,379
Ending balance	$258,560	$244,106	$236,621	$235,997	$226,113
Ratio of MSR carrying value to related loans serviced for others	1.14%	1.12%	1.12%	1.16%	1.16%
MSR servicing fee multiple (3)	4.05	3.96	3.97	4.11	4.08
Weighted-average note rate (loans serviced for others)	4.00%	3.99%	3.98%	3.96%	3.95%
Weighted-average servicing fee (loans serviced for others)	0.28%	0.28%	0.28%	0.28%	0.28%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity. Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Shareholders' equity	$704,380	$671,469	$655,841	$640,919	$629,284	$704,380	$629,284
Less: Goodwill and other intangibles	(29,661)	(29,893)	(29,783)	(30,275)	(30,789)	(29,661)	(30,789)
Tangible shareholders' equity	$674,719	$641,576	$626,058	$610,644	$598,495	$674,719	$598,495

Common shares outstanding	26,888,288	26,884,402	26,874,871	26,862,744	26,800,183	26,888,288	26,800,183

Book value per share	$26.20	$24.98	$24.40	$23.86	$23.48	$26.20	$23.48
Impact of goodwill and other intangibles	(1.11)	(1.12)	(1.10)	(1.13)	(1.15)	(1.11)	(1.15)
Tangible book value per share	$25.09	$23.86	$23.30	$22.73	$22.33	$25.09	$22.33

Average shareholders' equity	$701,849	$683,186	$668,377	$649,439	$616,497	$675,877	$566,148
Less: Average goodwill and other intangibles	(29,898)	(29,722)	(30,104)	(30,611)	(29,943)	(30,081)	(28,580)
Average tangible shareholders' equity	$671,951	$653,464	$638,273	$618,828	$586,554	$645,796	$537,568

Return on average shareholders’ equity	19.90%	8.10%	6.71%	5.53%	1.49%	10.20%	10.27%
Impact of goodwill and other intangibles	0.88%	0.37%	0.31%	0.28%	0.07%	0.48%	0.55%
Return on average tangible shareholders' equity	20.78%	8.47%	7.02%	5.81%	1.56%	10.68%	10.82%

Return on average shareholders' equity	19.90%	8.10%	6.71%	5.53%	1.49%	10.20%	10.27%
Impact of tax reform-related benefit	(13.29)%	—%	—%	—%	—%	(3.45)%	—%
Impact of restructuring-related expenses (net of tax)	(0.10)%	1.49%	0.04%	—%	—%	0.36%	—%
Impact of acquisition-related expenses (net of tax)	0.03%	0.12%	0.07%	—%	0.18%	0.06%	0.82%
Return on average shareholders' equity, excluding tax reform-related, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	6.54%	9.71%	6.82%	5.53%	1.67%	7.17%	11.09%

Return on average assets	2.03%	0.83%	0.70%	0.57%	0.15%	1.05%	1.01%
Impact of tax reform-related benefit	(1.35)%	—%	—%	—%	—%	(0.35)%	—%
Impact of restructuring-related expenses (net of tax)	(0.01)%	0.15%	—%	—%	—%	0.04%	—%
Impact of acquisition-related expenses (net of tax)	—%	0.01%	0.01%	—%	0.01%	(0.01)%	0.08%
Return on average assets, excluding tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.67%	0.99%	0.71%	0.57%	0.16%	0.73%	1.09%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding income tax reform-related items, restructuring-related items, net of tax, acquisition-related items, net of tax, noninterest income and noninterest expense, excluding restructuring-related items, acquisition-related items, diluted earnings per share, excluding income tax reform related items, restructuring related items, net of tax, acquisition-related items, net of tax, and Commercial and Consumer Banking segment net income, excluding tax reform-related items, acquisition-related items, net of tax and Mortgage Banking segment net income, excluding tax reform-related items, restructuring-related items, net of tax. We refer to these measurements as “Core” measurements. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Consolidated results:
Net income	$34,915	$13,839	$11,209	$8,983	$2,294	$68,946	$58,151
Impact of income tax reform-related benefit	(23,326)	—	—	—	—	(23,326)	—
Impact of restructuring-related expenses (net of tax)	(169)	2,520	67	—	—	2,418	—
Impact of acquisition-related expenses (net of tax)	47	229	115	—	261	391	4,638
Net income, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related expenses (net of tax)	$11,467	$16,588	$11,391	$8,983	$2,555	$48,429	$62,789

Net interest income	$51,079	$50,840	$46,868	$45,651	$48,074	$194,438	$180,049

Noninterest income	72,801	83,884	81,008	74,461	73,221	312,154	359,150

Noninterest expense	$106,838	$114,697	$111,244	$106,874	$117,539	$439,653	$444,322
Impact of restructuring-related expenses	260	(3,877)	(103)	—	—	(3,720)	—
Impact of acquisition-related expenses	(72)	(353)	(177)	—	(401)	(602)	(7,136)
Noninterest expense, excluding restructuring and acquisition-related expenses	$107,026	$110,467	$110,964	$106,874	$117,138	$435,331	$437,186

Efficiency ratio	86.24%	85.13%	86.99%	88.98%	96.90%	86.79%	82.40%
Impact of restructuring-related expenses	0.21%	(2.87)%	(0.08)%	—%	—%	(0.73)%	—%
Impact of acquisition-related expenses	(0.06)%	(0.26)%	(0.14)%	—%	(0.33)%	(0.13)%	(1.32)%
Core efficiency ratio, excluding restructuring and acquisition-related expenses	86.39%	82.00%	86.77%	88.98%	96.57%	85.93%	81.08%

Diluted earnings per common share	$1.29	$0.51	$0.41	$0.33	$0.09	$2.54	$2.34
Impact of income tax reform-related benefit	(0.86)	—	—	—	—	(0.86)	—
Impact of restructuring-related expenses (net of tax)	(0.01)	0.09	—	—	—	0.09	—
Impact of acquisition-related expenses (net of tax)	—	0.01	0.01	—	0.01	0.02	0.19
Diluted earnings per common share, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related expenses (net of tax)	$0.42	$0.61	$0.42	$0.33	$0.10	$1.79	$2.53

Return on average tangible shareholders' equity	20.78%	8.47%	7.02%	5.81%	1.56%	10.68%	10.82%
Impact of income tax reform-related benefit	(13.89)%	—%	—%	—%	—%	(3.61)%	—%
Impact of restructuring-related expenses (net of tax)	(0.10)%	1.54%	0.05%	—%	—%	0.37%	—%
Impact of acquisition-related expenses (net of tax)	0.04%	0.14%	0.07%	—%	0.18%	0.06%	0.86%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related expenses (net of tax)	6.83%	10.15%	7.14%	5.81%	1.74%	7.50%	11.68%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Commercial and Consumer Banking segment results:
Net income	$9,361	$13,962	$9,446	$9,292	$12,046	$42,061	$30,800
Impact of income tax reform-related tax expense	4,160	—	—	—	—	4,160	—
Impact of acquisition-related expenses (net of tax)	47	229	115	—	261	391	4,638
Net income, excluding income tax reform-related expense and acquisition-related expenses (net of tax)	$13,568	$14,191	$9,561	$9,292	$12,307	$46,612	$35,438

Net interest income	$45,876	$45,314	$42,448	$40,904	$40,637	$174,542	$154,015

Noninterest income	$12,697	$11,962	$8,276	$9,425	$13,087	$42,360	$35,682

Noninterest expense	$38,716	$37,160	$36,631	$36,470	$35,482	$148,977	$138,385
Impact of acquisition-related expenses	(72)	(353)	(177)	—	(401)	(602)	(7,136)
Noninterest expense, excluding acquisition-related expenses	$38,644	$36,807	$36,454	$36,470	$35,081	$148,375	$131,249

Efficiency ratio	66.10%	64.88%	72.22%	72.46%	66.04%	68.68%	72.95%
Impact of acquisition-related expenses	(0.12)%	(0.62)%	(0.35)%	—%	(0.74)%	(0.27)%	(3.76)%
Core efficiency ratio, excluding acquisition-related expenses	65.98%	64.26%	71.87%	72.46%	65.30%	68.41%	69.19%

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Mortgage Banking segment results:
Net income	$25,554	$(123)	$1,763	$(309)	$(9,752)	$26,885	$27,351
Impact of income tax reform-related tax benefit	(27,486)	—	—	—	—	(27,486)	—
Impact of restructuring-related expenses (net of tax)	(169)	2,520	67	—	—	2,418	—
Net (loss) income, excluding income tax reform-related benefit and restructuring-related expenses (net of tax)	$(2,101)	$2,397	$1,830	$(309)	$(9,752)	$1,817	$27,351
Net interest income	$5,203	$5,526	$4,420	$4,747	$7,437	$19,896	$26,034
Noninterest income	$60,104	$71,922	$72,732	$65,036	$60,134	$269,794	$323,468
Noninterest expense	$68,122	$77,537	$74,613	$70,404	$82,057	$290,676	$305,937
Impact of restructuring-related expenses	$260	$(3,877)	$(103)	$—	$—	$(3,720)	$—
Noninterest expense, excluding restructuring-related expenses	$68,382	$73,660	$74,510	$70,404	$82,057	$286,956	$305,937
Efficiency ratio	104.31%	100.11%	96.71%	100.89%	121.44%	100.34%	87.54%
Impact of restructuring-related expenses	0.40%	(5.00)%	(0.13)%	—%	—%	(1.28)%	—%
Core efficiency ratio, excluding restructuring-related expenses	104.71%	95.11%	96.58%	100.89%	121.44%	99.06%	87.54%